AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2011.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATP OIL & GAS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Texas	76-0362774
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4600 Post Oak Place, Suite 100

Houston, Texas 77027

(713) 622-3311

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert L. Reese Jr. Chief Financial Officer ATP Oil & Gas Corporation 4600 Post Oak Place, Suite 100, Houston, Texas 77027 (713) 622-3311	Copy to: Richard S. Roth Jackson Walker L.L.P. 1401 McKinney Street, Suite 1900, Houston, Texas 77010 Telephone: (713) 752-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Registration Fee(2)
Common Stock, par value $0.001 per share (3)
Total

(1)	An indeterminate aggregate initial offering price or amount of the common stock is being registered as may from time to time be offered at indeterminate prices.

(2)	In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all registration fees, which will be paid from time to time in connection with one or more offerings of securities to be made hereunder.

(3)	Each share of common stock includes one preferred stock purchase right as described under “Description of Capital Stock”. No separate consideration will be received for the preferred stock purchase rights.

PROSPECTUS

Common Stock

We originally issued 1.4 million shares of our 8% convertible perpetual preferred stock, par value $0.001 per share (the “Series A Convertible Preferred Stock”) in a private placement on September 29, 2009 and 1.725 million of our 8% convertible perpetual preferred stock, Series B, par value $0.001 per share (the “Series B Convertible Preferred Stock” and, together with the Series A Convertible Preferred Stock, the “Convertible Preferred Stock”) in public offering on June 20, 2011. This prospectus relates to sales either by the holders of the Convertible Preferred Stock or the transfer agent for the Convertible Preferred Stock, on behalf of the holders of the Convertible Preferred Stock, of common stock that may be issued to such holders or the transfer agent in connection with the payment of dividends on the Convertible Preferred Stock, all as described under the caption “Plan of Distribution” in this prospectus. You should read this prospectus and any other applicable prospectus or prospectus supplement carefully before you invest in our common stock.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “ATPG.” On June 30, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $15.31.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3 of this prospectus, as well as those contained or referenced in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, for a description of the various risks you should consider in evaluating an investment in our securities.

Our principal offices are located at 4600 Post Oak Place, Suite 100, Houston, Texas 77027, where our telephone number is (713) 622-3311.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, either holders of our Convertible Preferred Stock or the transfer agent for the Convertible Preferred Stock, on behalf of holders of our Convertible Preferred Stock, may from time to time offer to sell common stock that may be issued in connection with the payment of dividends on the Convertible Preferred Stock and covered by this prospectus, in one or more offerings. You should read this prospectus and any other applicable prospectus or prospectus supplement, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference,” carefully before you invest in our securities.

Unless the context indicates otherwise, all references in this prospectus to “we,” “our,” “us,” or “the company” refer to ATP Oil & Gas Corporation and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus or the documents to which we have referred you or information that is contained in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different information, you should not rely on it. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

i

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events which are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “projects”, “forecasts”, “intends”, “plans”, “targets”, “objectives”, “seek”, “strive”, negatives of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements involve risks, uncertainties and assumptions and certain other factors that may, and often do, cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to:

•	projected operating or financial results;

•	timing and expectations of financing activities;

•	budgeted or projected capital expenditures;

•	expectations regarding our planned expansions and the availability of acquisition opportunities;

•	statements about the expected drilling of wells and other planned development activities;

•	expectations regarding oil and natural gas markets in the United States, United Kingdom and the Netherlands; and

•	estimates of quantities of our proved reserves and the present value thereof, and timing and amount of future production of oil and natural gas.

We believe these forward-looking statements are reasonable, but we caution that you should not place undue reliance on these forward-looking statements, because there can be no assurance that actual results will not differ materially from those expressed or implied in such forward-looking statements. We disclaim any intention, obligation or undertaking to update or revise any forward-looking statements, whether written or oral, relating to the matters discussed in this prospectus. Some of the key factors which could cause actual results to vary from those expected include:

•	the volatility in oil and natural gas prices;

•	the timing of planned capital expenditures;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	the inherent uncertainties in estimating proved reserves and forecasting production results;

•

uncertainties and operational factors affecting the commencement or maintenance of producing wells, including catastrophic weather related damage, unscheduled outages or repairs, or unanticipated changes in drilling equipment costs or rig availability;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities, which may not be covered by indemnity or insurance;

•

the political and economic climate in the foreign or domestic jurisdictions in which we conduct oil and gas operations, including risk of war or potential adverse results of military or terrorist actions in those areas; and

•

other United States, United Kingdom or Netherlands regulatory or legislative developments, which may affect the demand for natural gas or oil, or generally increase the environmental compliance cost for our production wells or impose liabilities on the owners of such wells.

•	our inability to generate sufficient funds from our operations and other financing sources;

•	interest payment requirements on our debt obligations;

•	restrictions imposed by our debt instruments;

•	delays in the development of or production curtailment at our material properties;

•	delays in our ability to obtain permits relating to the conduct of our business;

•	our price risk management decisions;

•	the unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services;

•	insufficient insurance coverage;

•	foreign currency fluctuations;

•	rapid production declines in our Gulf of Mexico properties;

•	substantial impairment write-downs;

•	unidentified liabilities associated with properties that we acquire which we haven’t obtained protection from sellers against;

•	competition from our larger competitors in the Gulf of Mexico and the North Sea;

•	the loss of members of the management team and other key personnel;

•	the ownership by members of our management team of a significant amount of common stock; and

•	rapid growth may place significant demands on our resources.

Additional factors that could cause actual results to vary from expected results are discussed in the “Risk factors” section beginning on page 3 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room, by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

We also maintain an Internet website at http://www.atpog.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. The following documents filed by us under the Exchange Act are incorporated by reference into this prospectus as of their respective dates of filing:

•

our Annual Report on Form 10-K for the year ended December 31, 2010, including information incorporated therein by reference from our Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Shareholders;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011;

•	our Current Reports on Form 8-K filed with the SEC on (i) January 5, 2011, (ii) February 25, 2011, (iii) June 2, 2011 and (iv) June 21, 2011, except information “furnished” therein; and

•

the description of our common stock in our registration statement on Form 8-A as filed with the SEC on January 25, 2001, and the description of related preferred stock purchase rights in our registration statement on Form 8-A, as filed with the SEC on October 14, 2005.

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date of this prospectus (except information “furnished” on a current report on Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing, by telephone, by facsimile or by e-mail from Albert L. Reese Jr., Chief Financial Officer, ATP Oil & Gas Corporation, at 4600 Post Oak Place, Suite 100, Houston, Texas 77027; telephone number (713) 622-3311; facsimile number (713) 622-5101; e-mail address areese@atpog.com.

ABOUT THE COMPANY

We are engaged in the acquisition, development and production of oil and natural gas properties in the Gulf of Mexico and the U.K. North Sea (the “North Sea”). We recently acquired five licenses in the Mediterranean Sea covering potential natural gas reserves off the coast of Israel. In the Gulf of Mexico and the North Sea we focus our efforts on oil and natural gas properties where previous drilling has encountered reservoirs that appear to contain commercially productive quantities of oil and gas. Many of these properties contain proved undeveloped reserves (“PUD”) that are economically attractive to us but are not strategic to major or large exploration-oriented independent oil and gas companies. Occasionally we will acquire properties that are already producing or where previous drilling has encountered reservoirs that appear to contain commercially productive quantities of oil and gas even though the reservoirs do not meet the SEC definition of proved reserves. In the Mediterranean Sea our licenses relate to exploratory prospects where drilling has occurred nearby and hydrocarbons have been discovered by others. Our capital investment in the Mediterranean Sea is expected to be minimal for the remainder of 2011 as we prepare our exploratory and development plans for drilling in 2012.

At December 31, 2010, we had estimated net proved reserves of 126.4 MMBoe, of which approximately 83.9 MMboe (66%) were in the Gulf of Mexico and 42.5 MMBoe (34%) were in the North Sea. The reserves were comprised of 75.1 MMBbls of oil (59%) and 307.8 Bcf of natural gas (41%). Our proved reserves in the deepwater area of the Gulf of Mexico account for 62% of our total proved reserves and our proved reserves on the Gulf of Mexico Outer Continental Shelf account for 4% of our total proved reserves. Our natural gas reserves are split between the Gulf of Mexico (67%) and the North Sea (33%). Of our total proved reserves, 15.8 MMBoe (13%) were producing, 8.0 MMBoe (6%) were developed and not producing and 102.6 MMBoe (81%) were undeveloped. Our average working interest in our properties at December 31, 2010 was approximately 83%. We operate 97% of our platforms. The estimated PV-10 of our proved reserves at December 31, 2010 was $2.6 billion. See “Item 2. Properties – Oil and Natural Gas Reserves” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference, as described in “Incorporation by Reference”, and “—Summary Reserve Data” for a reconciliation to our standardized measure of discounted future net cash flows.

At December 31, 2010, we owned leasehold and other interests in 51 offshore blocks and 88 wells, including 24 subsea wells, in the Gulf of Mexico. We operate 82 (93%) of these wells, including 100% of the subsea wells. We also had interests in 13 blocks and three company-operated subsea wells in the North Sea. For more information regarding our operations and assets in the Gulf of Mexico and North Sea, see Note 14, “Segment Information,” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

At December 31, 2010, we owned an interest in 29 platforms, including two floating production facilities in the Gulf of Mexico, the ATP Innovator at our Gomez Hub and the ATP Titan at our Telemark Hub. These floating production facilities are fundamental to our hub strategy and business plan. The presence of these facilities allows us a competitive advantage for additional acquisitions in a large area surrounding each installation. A third floating production facility called an Octabuoy is under construction in China for initial deployment at our Cheviot Hub in the U.K. North Sea, which is expected in 2014. We operate the ATP Innovator and the ATP Titan and we also expect to operate the Octabuoy when it is placed in service. The floating production facilities have longer useful lives than the underlying reserves and are capable of redeployment to new producing locations upon depletion of the reserves. Accordingly, they are expected eventually to be moved several times over their useful lives.

Our Business Strategy

We seek to create value and reduce operating risks through the acquisition and subsequent development of properties in areas that typically have:

•	significant undeveloped reserves;

•	close proximity to developed markets for oil and natural gas;

•	existing infrastructure or the ability to install our own infrastructure of oil and natural gas pipelines and production/processing platforms;

•	opportunities to aggregate production and create operating efficiencies that capitalize upon our hub concept; and

•	a relatively stable regulatory environment for offshore oil and natural gas development and production.

Our focus is on acquiring properties that are noncore or nonstrategic to their current owners for a variety of reasons. For example, larger oil companies from time to time adjust their capital spending or shift their focus to exploration prospects they believe offer greater reserve potential. Some projects may provide lower economic returns to a company due to the cost structure and focus of that company. Also, due to timing or budget constraints, a company may be unwilling or unable to develop a property before the expiration of the lease. With our cost structure and acquisition strategy, it is not unusual for us to acquire a property at a cost that is less than the development costs incurred by the previous owner. This strategy, coupled with our expertise in our areas of focus and our ability to develop projects, tends to make our oil and gas property acquisitions more financially attractive to us than to the seller. Given our strategy of acquiring properties that contain proved reserves, or where previous drilling by others indicates to us the presence of recoverable hydrocarbons, our operations typically are lower risk than exploration-focused Gulf of Mexico and North Sea operators.

Since we operate a significant number of the properties in which we acquire a working interest, we are able to influence the plans and timing of a project’s development significantly. In addition, practically all of our properties have previously defined and targeted reservoirs, eliminating from our development plan the time necessary in typical exploration efforts to locate and determine the extent of oil and gas reservoirs. Without the exploration time constraint, we focus on developing projects in the shortest time possible between initial significant investment and first revenue generated in order to maximize our rate of return. We may initiate new development projects by simultaneously obtaining the various required components such as the pipeline and the production platform or subsea well completion equipment.

Our Strengths

•

Low acquisition cost structure. We believe that our focus on acquiring properties with minimal cash investment for the proved undeveloped component allows us to pursue the acquisition of properties with minimal capital at risk.

•

Significant Infrastructure Investment at our Hubs. With over $1.0 billion already invested in infrastructure at our Gomez and Telemark Hubs and more than $275 million related to our Cheviot Hub development, it is our belief that we have a competitive advantage to expand our interest in those areas over other production companies that do not have such an investment.

•

Technical expertise and significant experience. We have assembled a technical staff with an average of over 27 years of industry experience. Our technical staff has specific expertise in the Gulf of Mexico and North Sea offshore property development, including the implementation of subsea completion technology.

•

Operating control. As the operator of a property, we are afforded greater control of the selection of completion and production equipment, the timing and amount of capital expenditures and the operating parameters and costs of the project. As of December 31, 2010, we operated all of our properties under development, all of our subsea wells and 97% of our offshore platforms.

•

Employee ownership. Through employee ownership of company stock, we have assembled a staff whose business decisions are aligned with the interests of our shareholders. As of June 20, 2011, our executive officers and directors own approximately 14% of our common stock.

•	Inventory of projects. We have substantial reserves to develop in both the Gulf of Mexico and the North Sea.

Corporate Information

ATP Oil & Gas Corporation was incorporated in Texas in 1991. Our principal offices are located at 4600 Post Oak Place, Suite 100, Houston, Texas 77027, where our telephone number is (713) 622-3311.

A detailed discussion of our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, both of which are incorporated herein by reference. See “Incorporation by reference.”

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which are incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose part of your investment. The risks described below or incorporated by reference herein also include forward-looking statements. See “Forward Looking Statements.”

Risks Related to Our Business

If we are not able to generate sufficient funds from our operations and other financing sources, we may not be able to finance our planned development activity, acquisitions or service our debt.

We have been dependent on debt and equity financing to fund our cash needs that are not funded from operations or the sale of assets. In addition, low commodity prices, production problems, disappointing drilling results and other factors beyond our control could reduce our funds from operations and may restrict our ability to obtain additional financing or to pay interest and principal on our debt obligations. Furthermore, we have incurred losses in the past that may affect our ability to obtain financing. Quantifying or predicting the likelihood of any or all of these occurring is difficult in the current domestic and world economy. For these reasons, financing may not be available to us in the future on acceptable terms or at all. In the event additional capital is required but not available on acceptable terms, we would curtail our acquisition, drilling, development and other activities or could be forced to sell some of our assets on an untimely or unfavorable basis.

Our 2011 development plans in the Gulf of Mexico, as well as our longer term business plan, are dependent on receiving approval for deepwater drilling and other permits submitted to the BOEM. While we believe we can satisfy the permitting requirements for our planned 2011 development wells which will allow us to significantly increase our production from current levels, there is no assurance that they will be received in time to benefit our 2011 results or that permits will be issued in the future. Should the permitting process in the Gulf of Mexico continue to be delayed, we believe we can continue to meet our existing obligations for at least the next twelve months; however, absent alternative funding sources, our ability to do so is dependent on maintaining existing production levels from our currently producing wells and maintaining commodity prices and operating costs near current levels. The size of our operations and our capital expenditures budget limit the number of properties that we can develop in any given year and a substantial portion of our current production is concentrated among relatively few wells located offshore in the Gulf of Mexico and in the North Sea, which are characterized by rapid production declines. As a result, we are particularly vulnerable to a near term severe impact resulting from unanticipated complications in the development of, or production from, any single material well or infrastructure installation, including lack of sufficient capital, delays in receiving necessary drilling and operating permits, increased regulation, reduced access to equipment and services, mechanical or operational failures, and bad weather. Any unanticipated significant disruption to, or decline in, our current production levels or negative changes in current commodity prices or operating cost levels could have a material adverse effect on our financial position, results of operations and cash flows and our ability to meet our commitments as they come due. We have historically obtained various other sources of funding to supplement our cash flow from operations and we will continue to pursue them in the future, however, there is no assurance that these alternative sources will be available should these risks and uncertainties materialize. We recently amended our first lien credit facility to provide for an increase to the principal amount from $150 million to approximately $210 million.

Our longer term liquidity is also dependent on our ability to bring the next two wells at Telemark on production in the near term and continuing to operate in the Gulf of Mexico, which we expect will generate sufficient cash flows to fund subsequent development projects and service our long-term debt and other obligations. Our longer term liquidity is also dependent on the prevailing prices for oil and natural gas, which have historically been very volatile. To mitigate future price volatility, we may continue to hedge the sales price of a portion of our future production.

The U.S. governmental and regulatory response to the Deepwater Horizon drilling rig accident and resulting oil spill could have a prolonged and material adverse impact on our Gulf of Mexico operations.

On April 20, 2010, a semi-submersible drilling rig operating in the deepwater Outer Continental Shelf (“OCS”) in the Gulf of Mexico exploded, burned for two days and sank, resulting in an oil spill in Gulf of Mexico waters. In response to this crisis, the DOI, on May 6, 2010, instructed the MMS to stop issuing drilling permits for OCS wells and to suspend existing OCS drilling permits issued after April 20, 2010, until May 28, 2010, when a report on the accident was expected to be completed. On May 28, 2010, DOI issued a moratorium (“Moratorium I”), originally scheduled to last for six months, that essentially halted all drilling in water depths greater than 500 feet in the Gulf of Mexico. On June 7, 2010, a lawsuit was filed by several suppliers of services to Gulf of Mexico exploration and production companies challenging the legality of Moratorium I. This challenge was successful and on June 22, 2010, a Federal District Court issued a preliminary injunction preventing Moratorium I from taking effect. On July 8, 2010, the United States Court of Appeals for the Fifth Circuit denied the DOI’s motion to stay the preliminary injunction against the enforcement of Moratorium I. On July 12, 2010, in response to the Court’s actions, the DOI issued a second moratorium (“Moratorium II”) originally scheduled to end on November 30, 2010 that (i) specifically superseded Moratorium I, (ii) suspended all existing operations in the Gulf of Mexico and other regions of the OCS utilizing a subsea blowout preventer (“BOP”) or a surface BOP on a floating facility, and (iii) suspended pending and future permits to drill wells involving the use of a subsurface BOP or a surface BOP on a floating facility. Several lawsuits challenging the legality of Moratorium II and, among other things, the BOEM handling of drilling permits and development plans were subsequently filed in different Federal District Courts, all of which have been consolidated into one case in a Federal District Court that is still pending. On October 12, 2010 the DOI lifted Moratorium II as to all deepwater drilling activity.

The lifting of Moratorium II, however, did not remove all restrictions on offshore drilling. According to DOI’s order lifting Moratorium II, prior to receiving new permits to drill wells, OCS lessees and operators must first comply with an earlier notice to lessees and operators issued by the BOEM that requires additional testing, third-party verification, training for rig personnel, and governmental approvals to enhance well bore integrity and the operation of BOPs and other well control equipment used in OCS wells (“NTL 2010-No.5”). NTL 2010-No.5 was set aside by the Federal District Court on October 19, 2010, as having been improperly issued by BOEM. The DOI’s order lifting Moratorium II, however, also requires OCS lessees and operators to comply with BOEM’s Interim Final Rule entitled “Increased Safety Measures for Energy Development on the Outer Continental Shelf” (the “Safety Interim Final Rule”) issued in September 2010, before recommencing deepwater operations. In general, the Safety Interim Final Rule incorporates the terms of NTL 2010-No.5 and establishes new safety requirements relating to the design of wells and testing of the integrity of well bores, the use of drilling fluids, and the functionality and testing of BOPs. Longer term, OCS lessees and operators will be required to comply with the BOEM’s new Final Workplace Safety Rule, also issued by BOEM in September 2010. The Final Workplace Safety Rule requires all OCS operators to implement all of the formerly voluntary practices in the American Petroleum Institute’s Recommended Practice 75, which includes the development and maintenance of a Safety and Environmental Management System, within one year after the date of the rule. In addition to these two rules, before a permit will be issued, each operator must demonstrate that it has enforceable obligations that ensure that containment resources are available promptly in the event of a deepwater blowout. Although Moratorium II has been lifted, we cannot predict with certainty when permits will be granted under the new requirements.

We cannot predict how federal and state authorities will further respond to the incident in the Gulf of Mexico or whether additional changes in laws and regulations governing oil and gas operations in the Gulf of Mexico will result. New regulations already issued will, and potential future regulations or additional statutory limitations, if enacted or issued, could, require a change in the way we conduct our business, increase our costs of doing business or ultimately prohibit us from drilling for or producing hydrocarbons in the Gulf of Mexico. We cannot predict if or how the governments of other countries in which we operate will respond to the accident in the Gulf of Mexico.

We have planned drilling operations in the deepwater Gulf of Mexico, some of which were permitted prior to April 20, 2010, and some of which are not yet permitted. Moratorium II has caused us to delay the third and fourth wells scheduled at our Telemark Hub and, even though Moratorium II has been lifted, any delays in the resumption of the permitting process may result in delays in our drilling operations scheduled in 2011 at our Gomez Hub as well. During 2010, a side-track well operation in 7,000 feet of water was interrupted when Moratorium I was imposed and work on that project stopped, resulting in the early termination of a drilling contract. In the course of obtaining a full release from our obligations under the contract, we incurred net costs of $8.7 million reflected as drilling interruption costs on our Consolidated Statements of Operations. Additionally, because the necessary deepwater drilling permits were not issued, drilling interruption costs also include $14.9 million of stand-by costs related to drilling operations at our Telemark and Gomez Hubs.

Delays in the development of or production curtailment at our material properties, including at our Telemark Hub, may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditures budget limits the number of properties that we can develop in any given year. Complications in the development of any single major well or infrastructure installation may result in a material adverse effect on our financial condition and results of operations. For example, during 2010 our operations have been curtailed due to the imposition of the deepwater drilling moratoriums and permitting slowdown discussed above. We cannot predict with certainty if or when the BOEM will issue to us the necessary deepwater drilling permits to us. During 2009, delays obtaining workover permits for an operation at our Gomez Hub pushed completion of the workover from the fourth quarter of 2009 to late January 2010. During 2008, we experienced production delays and increased costs at our High Island A-589 project in the Gulf of Mexico. Also, see the above discussion of the U.S. regulatory response to the Deepwater Horizon drilling rig accident.

In addition, relatively few wells contribute a substantial portion of our production. If we were to experience operational problems or adverse commodity prices resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse effect on our financial condition and results of operations. For example, during September 2008, Hurricane Ike caused wide-spread damage to many pipelines in the Gulf of Mexico. While our facilities suffered only minimal damage, production curtailments resulting from damages to third-party infrastructure, especially downstream of the Gomez Hub, significantly impacted our cash flows for several months.

Our actual development results are likely to differ from our estimates of our oil and gas reserves. We may experience production that is less than estimated and development costs that are greater than estimated in our reserve reports. Such differences may be material.

Estimates of our oil and natural gas reserves and the costs and timing associated with developing these reserves may not be accurate. Additionally, at December 31, 2010, approximately 81% of our total proved reserves are classified as undeveloped. Development of these reserves may not yield the expected results, or the development may be delayed or the development costs may exceed our estimates, any of which may materially affect our financial position and results of operations. Development activity may result in downward adjustments of reserves or higher than estimated costs.

Our estimates of our proved oil and natural gas reserves and the estimated future net revenues from such reserves are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise and the quality and reliability of this data can vary.

Any significant variance could materially affect the estimated quantities and PV-10 value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we will likely adjust estimates of proved reserves to reflect production history, results of development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves may vary materially from our estimates.

We have significant debt, trade payables and other long-term obligations.

Our trade payables, other long-term obligations and related interest payment requirements and scheduled debt maturities may have important negative consequences. For instance, they could:

•	make it more difficult or render us unable to satisfy these or our other financial obligations;

•

require us to dedicate a substantial portion of any cash flow from operations to the payment of overriding royalties or interest and principal due under our debt, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our financial obligations and commitments depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations. The inability to meet our financial obligations and commitments will impede the successful execution of our business strategy and the maintenance of our economic viability.

Oil and natural gas prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on the prices we realize for our oil and natural gas production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile. For example, oil and natural gas prices increased significantly in late 2000 and early 2001 and then steadily declined in 2001. This phenomenon occurred again beginning in 2004 when oil prices began to climb and reached an all-time high in mid 2008. By the end of 2008, oil had lost nearly two-thirds of its value, dropping from a high of $146 per barrel in July 2008 to a close of $45 per barrel in December 2008. In February 2009, oil closed at its lowest price for the year of $33.98 per barrel. In 2010, oil has climbed to over $90 per barrel toward the end of the year. Among the factors that have caused and may continue to cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;

•	the domestic and foreign supply of oil and natural gas;

•	volatility in the value of the U.S. dollar relative to other currencies;

•	governmental regulations or lack of regulations around the world;

•	the continuation of Moratorium II after October 12, 2010 and the uncertainty of when the BOEM will issue permits for deepwater drilling;

•	political conditions in oil or natural gas producing regions;

•	the ability of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

•	speculative trading in crude oil and natural gas derivative contracts;

•	weather conditions; and

•	price and availability of alternative fuels.

It is impossible to predict oil and natural gas price movements with certainty. Lower oil and natural gas prices may not only decrease our revenues on a per-unit basis but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

Rapid growth may place significant demands on our resources.

We have experienced rapid growth in our operations and expect that significant expansion of our operations will continue. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant demand on our managerial, operational and financial resources due to:

•	the need to manage relationships with various strategic partners and other third parties;

•	difficulties in hiring, managing and retaining skilled personnel necessary to support our rapid growth;

•	the need to train and manage a growing employee base; and

•	pressures for the continued development of our financial and information management systems.

If we have not made adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be adversely impacted.

Our success depends on dedicated and skillful management and staff, whose departure could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced geoscientists and other professional staff. As of June 20, 2011, we had 26 engineers, geologist/geophysicists and other technical personnel in our Houston office, 3 engineers, geologist/geophysicists and other technical personnel in our U.K. location and 1 engineer in our Netherlands office. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Our insurance coverage may not be sufficient to cover some liabilities or losses that we may incur.

We maintain insurance to protect the Company and its subsidiaries against losses arising out of our oil and gas operations. Our insurance includes coverage for physical damage to our offshore properties, general (third party) liability, workers compensation and employers liability, seepage and pollution and other risks. Our insurance includes various limits and deductibles or retentions, which must be met prior to or in conjunction with recovery. Additionally, our insurance is subject to the terms, conditions and exclusions of such policies. For losses emanating from offshore operations, ATP has up to an aggregate of $2.1 billion of various insurance coverages with individual policy limits ranging from $1.0 million to over $500 million each. While we maintain insurance levels, deductibles and retentions that we believe are prudent and responsible, there is no assurance that such coverage will adequately protect us against liability from all potential consequences and damages.

In general, our current insurance policies cover physical damage to our oil and gas assets. The coverage is designed to repair or replace assets damaged by insurable events.

Our excess liability policies generally provide coverage (dependent on the asset) for bodily injury and property damage, including coverage for negative environmental effects such as seepage and pollution. This liability coverage would cover claims for bodily injury or death brought against the company by or on behalf of individuals who are not employees of the company. The liability limits scale to either our operating interest or the total insured interest including nonoperating partners.

Our energy insurance package includes coverage for operator’s extra expense, which provides coverage for control of well, re-drill and pollution arising from a covered event. We maintain a $150 million Oil Spill Financial Responsibility policy in order to provide a Certificate of Financial Responsibility to the BOEM under the requirements of the Oil Pollution Act of 1990. Additionally, as noted above, our excess liability policies provide coverage (dependent on the asset) for bodily injury and property damage, including coverage for negative environmental effects such as seepage and pollution. Legislation has been proposed to increase the limit of the Oil Spill Financial Responsibility policy required for the certificate and there is no assurance that we will be able to obtain this insurance should that happen.

The occurrence of a significant accident or other event not fully covered by our insurance could have a material adverse effect on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third-party contractors and other service providers are used in our offshore operations, we may not realize the full benefit of worker’s compensation laws in dealing with their employees. In addition, pollution and environmental risks generally are not fully insurable.

Our price risk management decisions may reduce our potential gains from increases in commodity prices and may result in losses.

We utilize derivative instruments and fixed-price forward sales contracts with respect to a portion of our expected production, in order to manage our exposure to oil and natural gas price volatility. These instruments expose us to risk of financial loss if:

•	production is less than expected for forward sales contracts;

•	the counterparty to the derivative instrument defaults on its contract obligations; or

•	there is an adverse change in the expected differential between the underlying price in the derivative instrument or fixed-price forward sales contract and actual price received.

Our results of operations may be negatively impacted in the future by our derivative instruments and fixed-price forward sales contracts as these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas.

Potential regulations under the Dodd-Frank Act regarding derivatives could adversely impact our ability to engage in commodity price risk management activities.

Periodically we enter into commodity derivative contracts as an economic hedge on a portion of our oil and natural gas sales. On July 21, 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which imposes a comprehensive regulatory scheme significantly impacting companies engaged in over-the-counter (“OTC”) swap transactions. The Dodd-Frank Act generally applies to “swaps” entered into by “major swap participants” and/or “swap dealers,” each as defined in the Dodd-Frank Act. A swap is very broadly defined in the Dodd-Frank Act and includes an energy commodity swap. A swap dealer includes an entity that regularly enters into swaps with counterparties as an “ordinary course of business for its own account.” Furthermore, a person may qualify as a major swap participant if it maintains a “substantial position” in outstanding swaps, other than swaps used for “hedging or mitigating commercial risk” or whose positions create substantial exposure to its counterparties or the U.S. financial system. The Dodd-Frank Act subjects swap dealers and major swap participants to substantial supervision and regulation by the U.S. Commodity Futures Trading Commission (“CFTC”), including capital standards, margin requirements, business conduct standards, and recordkeeping and reporting requirements. It also requires most regulated swaps to be cleared through a derivatives clearing organization (“DCO”) registered with the CFTC. By clearing through a DCO, each party to a swap will be required to provide collateral to the DCO to settle, on a daily basis, any credit exposure resulting from fluctuations in market prices. The CFTC also has the authority to impose position limits on companies trading in OTC derivatives markets. Although the Dodd-Frank Act provides a framework for regulating OTC swap transactions, the substance of the Securities Act will be set forth in numerous rules subsequently promulgated by the CFTC and other agencies. Because the CFTC has not yet clearly articulated the scope of key definitions in the Dodd-Frank Act, such as “swap,” “swap dealer” and “major swap participant,” and because the parameters of Dodd-Frank Act requirements are still shifting, it is impossible to know exactly how the Dodd-Frank Act will impact our business. However, the issuance of any rules or regulations relating to the Dodd-Frank Act that subject us to additional business conduct standards, position limits and/or reporting, capital, margin or clearing requirements with respect to our energy commodity swap risk management positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activities. If we are required to post collateral as a result of new rules, we would have to do so by utilizing cash or letters of credit, to the extent allowed by our credit agreements, which would reduce our liquidity position and increase costs. These changes could materially reduce our hedging opportunities and increase the costs associated with our hedging programs, both of which could negatively affect our cash flow.

The unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute on a timely basis our development plans and abandonment operations within our budget.

Shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could have a material adverse effect on our business, financial condition and results of operations. Changes in the level of drilling activity in the Gulf of Mexico and the North Sea affects the availability of offshore rigs and associated equipment. In periods of increased drilling activity in the Gulf of Mexico and the North Sea, we may experience increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. These costs may increase further and necessary equipment and services may not be available to us at economical prices. For the years ended December 31, 2010, 2009 and 2008, we recorded losses on abandonment of $4.8 million, $2.9 million and $13.3 million, respectively, primarily as a result of unanticipated increases in service costs in the Gulf of Mexico.

We may suffer losses as a result of foreign currency fluctuations.

The net assets, net earnings and cash flows from our wholly owned subsidiaries in the U.K. and the Netherlands are based on the U.S. dollar equivalent of such amounts measured in the applicable local currency. These foreign operations have the potential to impact our financial position due to fluctuations in exchange rates. Any increase in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any decrease in the value of the U.S. dollar in relation to the value of the local currency will increase our development costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars. We currently have no derivatives or other financial instruments in place to hedge the risk associated with the movement in foreign currency exchange rates.

The oil and natural gas business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development activities may be unsuccessful for many reasons, including cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of an oil or natural gas well does not ensure a profit on investment. A variety of factors, both technical and market-related, can cause a well to become uneconomic or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

The oil and natural gas business involves a variety of operating risks, including:

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	pipe, cement, subsea well or pipeline failures;

•	casing collapses;

•	embedded oil field drilling and service tools;

•	abnormally pressured formations;

•	environmental accidents or hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases; and

•	hurricanes and other natural disasters.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses in excess of our insurance coverage as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or leasehold acquisitions, or result in loss of equipment and properties.

Our Gulf of Mexico properties are subject to rapid production declines. Therefore, we are required to replace our reserves at a faster rate than companies whose onshore reserves have longer production periods. We may not be able to identify or complete the acquisition of properties with sufficient proved reserves to implement our business strategy.

Reservoirs in the Gulf of Mexico are typically prolific producers due to their high permeability and efficient completions. Reserves can therefore be produced rapidly. As of December 31, 2010, we project normalized annual decline rates of 22% for oil and 10% for gas in our Gulf of Mexico deepwater fields. While this results in recovery of a relatively higher percentage of reserves from Gulf of Mexico properties during the initial years of production, we must incur significant capital expenditures to replace declining production.

We may not be able to identify or complete the acquisition of properties with sufficient reserves or reservoirs to implement our business strategy. As we produce our existing reserves, we must identify, acquire and develop properties through new acquisitions or our level of production and cash flows will be adversely affected. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors that we cannot control or influence. A substantial decrease in the availability of oil and gas properties that meet our criteria in our areas of operation, or a substantial increase in the cost to acquire these properties, would adversely affect our ability to replace our reserves.

We may incur substantial impairment write-downs.

We account for our oil and gas property costs using the successful efforts accounting method. Under the successful efforts method, lease acquisition costs and intangible drilling and development costs on successful wells and development dry holes are capitalized. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when a well is determined to be unsuccessful.

If management’s estimates of the recoverable reserves on a property are revised downward, if development costs exceed previous estimates or if oil and natural gas prices decline, we may be required to record additional noncash impairment write-downs in the future, which would result in a negative impact to our financial position and earnings. We review our proved oil and gas properties for impairment on a depletable unit basis whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting estimated future operating and development costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling or other development activities. For a property determined to be impaired, an impairment loss equal to the excess of the carrying value over the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Any impairments of proved properties are aggregated in accumulated depletion, depreciation, amortization and impairment, and reduce our basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. We recorded impairments during the years ended December 31, 2010, 2009 and 2008 totaling $42.4 million, $44.6 million and $124.7 million, respectively, on certain proved properties in the Gulf of Mexico. We also recorded impairments totaling $14.9 million during 2010, on certain proved properties in the North Sea.

Impairments of unproved properties were $6.0 million, $1.2 million and $0.4 million in 2010, 2009 and 2008, respectively, primarily related to surrendered leases in the Gulf of Mexico.

Management’s assumptions in calculating oil and gas reserves or estimating the future cash flows or fair value of our properties are subject to change at any time as economic conditions change. Changes in reserve volumes or commodity price forecasts will directly impact our estimates of future cash flows and property fair values. Adverse changes in these variables could result in the recognition of impairment expense, which would reduce our net income (or increase a net loss) and reduce our basis in the related asset.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

Acquiring oil and gas properties requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Competition in our industry is intense, and we are smaller than some of our competitors.

We compete with major and independent oil and natural gas companies in the Gulf of Mexico, Mediterranean Sea and North Sea for property acquisitions, and for the equipment and labor required to operate and to develop our properties. Some of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Members of our management team own a significant amount of common stock, giving them influence in corporate transactions and other matters, and the interests of these individuals could differ from those of other shareholders.

Members of our management team beneficially own approximately 14% of our outstanding shares of common stock at June 20, 2011. As a result, these shareholders are in a position to significantly influence the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of an amendment to our certificate of formation and the approval of mergers and other significant corporate transactions. Their influence may delay or prevent a change of control and may adversely affect the voting and other rights of other shareholders.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The terrorist attacks that took place in the U.S. on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil markets, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. The continuation of these developments may subject our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

As discussed above, development, production and sale of oil and natural gas in the Gulf of Mexico and in the North Sea are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Legislation and regulations pertaining to climate change and greenhouse gas emissions have the potential to materially adversely impact our business, financial condition, results of operations and cash flows, including costs of compliance and permitting delays. The extent and magnitude of these adverse impacts cannot be reliably or accurately estimated at this time because specific regulatory and legislative requirements have not been finalized and uncertainty exists with respect to the measures being considered, the costs and the time frames for compliance, and our ability to pass compliance costs on to our customers.

Risks Relating To Our Stock

The price of our Common Stock may be volatile.

The trading price of our common stock has historically fluctuated significantly. For example, during the 12 months ended June 20, 2011, the high sales price per share of our common stock on The NASDAQ Global Select Market was $21.40 and the low sales price per share was $8.85. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors beginning on page 4 of this prospectus and incorporated by reference herein, as well as:

•	actual or anticipated fluctuations in operating results;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	actions of our current shareholders, including sales of common stock by our directors and executive officers;

•	the arrival or departure of key personnel;

•	our or a competitor’s announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors may also affect the price of our common stock outstanding. As of June 20, 2011, we had 51,537,517 shares of common stock outstanding, and, as of June 20, 2011, we had 1,502,196 shares of common stock underlying awards outstanding granted under our stock option, incentive and compensation plans, 5,647,360 shares reserved and available for future issuance under our stock option, incentive and compensation plans. An additional 14,076,563 to 16,891,875 shares of common stock will be issuable upon conversion of the Convertible Preferred Stock, subject to being increased in the event a Fundamental Change (as defined under “Description of Convertible Preferred Stock”) occurs. We are required to pay quarterly dividends at a per annum rate of 8.00% on the Convertible Preferred Stock. We may elect to pay all or a portion of such dividends in the form of additional shares of common stock which would result in the issuance of new shares of common stock. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of stock options or vesting of equity awards could have the effect of depressing the market price for shares of our common stock.

There may be future sales or other dilution of our equity which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive common stock.

Our certificate of formation, bylaws and Texas law contain provisions that may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, which may adversely affect the market price of our common stock.

Our certificate of formation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our certificate of formation, bylaws and Texas law could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	the organization of our board of directors as a classified board, which allows no more than approximately one-third of our directors to be elected each year;

•	shareholders cannot remove directors from our board of directors except for cause and then only by the holders of not less than a majority of the voting power of all outstanding voting stock;

•	the prohibition of shareholder action by written consent; and

•

limitations on the ability of our shareholders to call special meetings and establish advance notice provisions for shareholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

Please read “Description of Capital Stock—Anti-takeover Provisions of our Certificate of Formation and Bylaws” for more information about these provisions.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansions. In addition, our credit facilities limit the amount we can pay for cash dividends on our common stock and the terms of the Convertible Preferred Stock restrict us from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to the Convertible Preferred Stock. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time.

Risks Related to Taxes

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

Periodically, legislation is introduced to eliminate certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. These changes were included in the White House budget proposals, released on February 26, 2009, February 1, 2010 and February 14, 2011 and may be raised again in the future. Additionally, since the first White House proposal, multiple bills have been proposed in Congress to implement many of these changes. It is unclear, however, whether any of these changes will be enacted or how soon they could be effective.

The passage of any legislation as a result of the budget proposals or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition, results of operation and cash flows.

Our ability to use our net operating losses to offset our future taxable income may be severely limited under Section 382 of the Internal Revenue Code.

Section 382 generally limits the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carryforwards (“NOLs”) against future post-”ownership change” income. The limitation is generally equal to the product of (a) the fair market value of the corporation’s outstanding stock immediately prior to the ownership change and (b) the long-term tax exempt rate (i.e., a rate of interest established by the Internal Revenue Service that fluctuates from month to month). Our NOLs are already subject to an annual limitation as a result of an ownership change we experienced in November 2007. Changes in our ownership since November 2007, including changes resulting from our June 2009 common equity offering, our September 2009 common equity offering, our September 2009 convertible perpetual preferred stock offering and this offering may have already caused a second ownership change, or may result in one in the near future. Another ownership change could dramatically reduce our annual NOL limitation if our equity value at the time of the second ownership change was/is significantly below our equity value as of the November 2007 ownership change.

In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. Issuances of our stock, sales or other dispositions of our stock by certain significant stockholders, certain acquisitions of our stock and issuances, sales or other dispositions or acquisitions of interests in certain significant stockholders may have already triggered a second “ownership change,” and, even if no second ownership has occurred to date, we will have little or no control over any such events in the future. If a second ownership change has already occurred, or were to occur in the future, any further limitation on our use of NOLs and certain other tax attributes to offset our taxable income could result in a significant increase in our future tax liability, and could negatively affect our financial condition, results of operation and cash flows.

If the transfer agent fails to sell the shares on behalf of the holders of Convertible Preferred Stock to fund the withholding obligation or is otherwise unable to satisfy the withholding obligation, the Internal Revenue Service (“IRS”) may seek recourse from us and/or holders of the Convertible Preferred Stock for any remaining amount of the withholding tax liability and the holders of the Convertible Preferred Stock will be required to pay the IRS in cash even though the dividend payment (or portion thereof) may have been made in shares of our common stock.

As discussed in “Description of Convertible Preferred Stock—Dividends” and “Description of Convertible Preferred Stock—Method of Payment of Dividends” elsewhere in this prospectus, holders of shares of Convertible Preferred Stock will be entitled to receive dividends payable in cash, shares of our common stock or a combination thereof. If we elect to pay all or a portion of the dividend in the form of shares of our common stock, we will deliver such shares to the transfer agent on behalf of the holders of the Convertible Preferred Stock and will instruct, at our sole option, the transfer agent to either (x) sell such shares for cash on behalf of the holders of the Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes or (y) deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes. Dividends paid to a non-U.S. holder will be subject to withholding at a 30% rate (or lower treaty rate, if applicable) and dividends paid to holders not meeting certain requirements may also be subject to backup withholding at a 28% rate. In order to satisfy these withholding obligations, we and the transfer agent are authorized to make any deductions, and pay to any taxing authority any amount necessary to satisfy such obligation, including the payment of any portion or all of the net cash proceeds resulting from the sale of shares of common stock that are owned beneficially by holders of the Convertible Preferred Stock. For whatever reason, if the transfer agent fails to sell the shares on behalf of the holders of Convertible Preferred Stock to fund the withholding obligation or is otherwise unable to satisfy the withholding obligation, the IRS may seek recourse from the holders of the Convertible Preferred Stock for any remaining amount of the withholding tax liability and the holders of the Convertible Preferred Stock will be required to pay the IRS in cash even though the dividend payment (or portion thereof) may have been made in shares of our common stock. In addition, the IRS may seek recourse against us for any remaining withholding tax liability, in which case, we would be required to pay the IRS and our cash position may be negatively affected.

Additionally, if we elect to deliver shares of our common stock payable in respect of a dividend to the transfer agent on behalf of the holders of the Convertible Preferred Stock for sale for cash on behalf of such holders, and we are unable to file or keep a registration statement effective for the applicable period, the transfer agent may be prohibited from selling such common stock on the market, such that there would be no cash proceeds available to pay any applicable withholding tax. Accordingly, we may be obligated to pay any such applicable withholding tax to the IRS, which could negatively affect our cash position, and the holders of the Convertible Preferred Stock on which we elect to deliver shares of our common stock payable in respect of a dividend may also be liable for any such applicable withholding tax.

USE OF PROCEEDS

We will not receive any proceeds from any sale made by the holders of Convertible Preferred Stock or by the transfer agent for the Convertible Preferred Stock, on behalf of such holders, of the common stock that may be issued in connection with the payment of dividends on the Convertible Preferred Stock as those proceeds will be used to satisfy our dividend payment obligations relating to the Convertible Preferred Stock. We will not receive any proceeds or other consideration for the preferred stock purchase rights associated with any common stock that may be issued in connection with the payment of dividends on the Convertible Preferred Stock.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 20, 2011 we have 51,537,517 outstanding shares of common stock, and 3,125,000 outstanding shares of preferred stock.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

At the direction of our board, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of the common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix or change the number of shares constituting any class or series of preferred stock; and

•	establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-hundredth of a share of our Junior Participating Preferred Stock if a third party acquires beneficial ownership of 15% or more of our common stock or if other specified events occur without our consent. In addition, the holders of our common stock will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of triggering events. The exercise price per right is $150, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Anti-Takeover Provisions of our Certificate of Formation and Bylaws

The provisions of Texas law and our certificate of formation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations Under Texas Law. We are a Texas corporation and, upon completion of the offering, will be subject to Subchapter M of Schapter 21 of the Texas Business Organizations Code. In general, this law will prevent us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for a three-year period after the date such person became an affiliated shareholder, unless:

•	our board of directors approves the acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder,

•	our board of directors approves the business combination before the date such person becomes an affiliated shareholder, or

•

holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates approve the business combination within six months after the date such person becomes an affiliated shareholder.

Under this law, any person that owns or has owned 20% or more of our voting shares during the preceding three-year period is an “affiliated shareholder.” The law defines “business combination” generally as including:

•	mergers, share exchanges or conversions involving an affiliated shareholder,

•	dispositions of assets involving an affiliated shareholder:

•	having an aggregate value equal to 10% or more of the market value of our assets;

•	having an aggregate value equal to 10% or more of the market value of our outstanding common stock; or

•	representing 10% or more of our earning power or net income;

•	issuances or transfers of securities by us to an affiliated shareholder other than on a pro rata basis;

•	plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder,

•	reclassifications, recapitalizations, mergers or other transactions that would have the effect of increasing an affiliated shareholder’s percentage ownership of our outstanding voting stock, and

•	the receipt of tax, guarantee, pledge, loan or other financial benefits by an affiliated shareholder other than proportionally as one of our shareholders.

Written Consent of Shareholders. Our certificate of formation provides that any action by our shareholders must be taken at an annual or special meeting of shareholders. Special meetings of the shareholders may be called only by holders of not less than 50% of all the shares entitled to vote.

Advance Notice Procedure for Shareholder Proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director must contain specific information concerning the person to be nominated and must be delivered to or mailed and received at our principal executive offices as follows:

•

With respect to an election to be held at the annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders.

•

With respect to an election to be held at a special meeting of shareholders for the election of directors, not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting.

Notice of shareholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders. These procedures may operate to limit the ability of shareholders to bring business before a shareholders meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Classified Board; Removal of Director. Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors. Our certificate of formation provides that no director shall be personally liable to ATP or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to ATP or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate the rights of ATP and its shareholders, through derivative suits on behalf of ATP, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of the statements of resolutions of our Series A Convertible Perpetual Preferred Stock and Series B Convertible Preferred Stock. Copies of the statements of resolutions and the form of Convertible Preferred Stock share certificates are available upon request from us at the address set forth under “Incorporation by Reference.” The following summary of the material provisions of the Convertible Preferred Stock does not purport to be complete. See also “Description of Capital Stock” for a description of general terms applicable to the Convertible Preferred Stock, a description of our common stock and certain provisions of Texas law.

As used in this section, the terms “the Company,” “us,” “we” or “our” refer to ATP Oil & Gas Corporation and not any of its subsidiaries.

General

Under our amended and restated certificate of formation, our board of directors is authorized, without further shareholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such voting powers or without voting powers, and with such designations, and relative preferences, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. On September 29, 2009 we issued 1,400,000 shares of Series A Convertible Preferred Stock and on June 20, 2011 we issued 1,725,000 shares of Series B Convertible Preferred Stock.

The Convertible Preferred Stock, and, when issued, any common stock issued upon the conversion of, or in payment of dividends on, the Convertible Preferred Stock, will be fully paid and nonassessable. The holders of the Convertible Preferred Stock have no preemptive or preferential right to purchase or subscribe to our shares, warrants or other securities of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Convertible Preferred Stock and our common stock is American Stock Transfer & Trust Company.

Ranking

The Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to all classes of our common stock and to each other class of stock or series of preferred stock established after the original issue date of the Convertible Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Junior Stock”);

•

on a parity, in all respects, with any class of stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series of preferred stock will rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Parity Stock”); and

•

junior to classes of stock, including series of preferred stock, established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Senior Stock”).

While any shares of Convertible Preferred Stock are issued and outstanding, we may not authorize or issue any class or series of Senior Stock, or any security convertible into Senior Stock, without the affirmative vote or consent of the holders of at least 66 2/3% of the issued and outstanding shares of Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are then exercisable. Without the consent of any holder of Convertible Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 8% per share on the liquidation preference thereof of $100.00 per share of Convertible Preferred Stock (equivalent to $8.00 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as further described under “—Method of Payment of Dividends” below. Dividends on the Convertible Preferred Stock will be payable quarterly on January 1st , April 1st , July 1st and October 1st of each year (each, a “Dividend Payment Date”), commencing January 1, 2010 for the Series A Convertible Preferred Stock and October 1, 2011 for the Series B Convertible Preferred Stock, at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding December 15th , March 15th , June 15th and September 15th (each, a “Record Date”). Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Series A Convertible Preferred Stock for the first dividend period was $2.04 per share (based on the annual dividend rate of 8% and a liquidation preference of $100.00 per share) and was paid on January 1, 2010. The initial dividend on the Series B Convertible Preferred Stock for the first dividend period will be $2.24 per share (based on the annual dividend rate of 8% and a liquidation preference of $100.00 per share) and will be payable, when and if declared, on October 1, 2011. Each subsequent quarterly dividend on the Convertible Preferred Stock, when and if declared, will be $2.00 per share (based on the annual dividend rate of 8% and a liquidation preference of $100.00 per share), subject to adjustments for stock splits, contributions, reclassifications or other similar events involving our Convertible Preferred Stock.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series B Convertible Preferred Stock, is limited by the terms of our outstanding indebtedness. Specifically, our existing credit agreement and the indenture governing our outstanding 11.875% senior second lien notes due 2015 limit our ability to pay cash dividends and distributions with respect to our capital stock, including the Series B Convertible Preferred Stock, except under certain limited circumstances. We therefore do not expect to pay cash dividends with respect to shares of Series B Convertible Preferred Stock until we either (i) have generated sufficient “Consolidated Net Income”, as defined in the credit agreement and indenture, to allow us to do so, which we do not expect to occur for at least one year following the anticipated issue date, or (ii) are otherwise permitted to make a “Restricted Payment”, as defined in the credit agreement and indenture, pursuant to the allowable exceptions in the “Restricted Payment” covenant. In addition, our ability to declare and pay dividends may be limited by applicable Texas law.

Method of Payment of Dividends

We will pay any dividend on the Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period, and including in connection with the payment of accrued, accumulated and unpaid dividends pursuant to the provisions described under “—Conversion at the Option of the Holder,” “—Conversion Upon Fundamental Change” and “—Mandatory Conversion”), either:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

If we make any such payment in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, at 95% of the average of the daily VWAP (as defined under “—Mandatory Conversion”) of our common stock on each of the ten consecutive trading days ending on the second trading day immediately preceding the payment date for such dividend.

We will give the holders of the Convertible Preferred Stock notice of the payment method in respect of any dividend at least 20 scheduled trading days (as defined under “—Mandatory Conversion”) prior to the payment date for such dividend.

If we elect to pay all or a portion of a dividend in the form of shares of our common stock, we will deliver such shares to the transfer agent or another agent (in such capacity, the “dividend agent”) on behalf of the holders of the Convertible Preferred Stock and will instruct, at our sole option, the dividend agent to either:

•	sell such shares for cash on behalf of the holders of the Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes; or

•	deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes.

If we elect to deliver shares to the dividend agent on behalf of the holders of the Convertible Preferred Stock for sale for cash on behalf of such holders, the dividend agent will serve as the designated agent of the holders of the Convertible Preferred Stock in making such sales. If we so elect, any shares delivered to the dividend agent will be owned beneficially by the holders of the Convertible Preferred Stock upon delivery to the dividend agent, and the dividend agent will hold such shares and the net cash proceeds from the sale of such shares for the exclusive benefit of the holders. Purchasers of the Convertible Preferred Stock are deemed to appoint the dividend agent as their agent for the sale of any shares of our common stock that are delivered to the dividend agent, on their behalf, upon payment of dividends on the Convertible Preferred Stock. The net proceeds of any sales of shares of our common stock shall be distributed to holders of Convertible Preferred Stock on a pro rata basis based on the aggregate liquidation preference of the outstanding shares of Convertible Preferred Stock less any deductions for withholding taxes as determined on a holder-by-holder basis. In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Convertible Preferred Stock, we and the dividend agent shall be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the payment of any portion or all of the net cash proceeds resulting from the sale of shares of common stock that are owned beneficially by holders of the Convertible Preferred Stock. If a holder gives notice to the dividend agent at least 10 days prior to the applicable dividend payment date not to sell shares of our common stock held on behalf of such holder, the dividend agent will deliver to or for the account of such holder promptly after receipt by the dividend agent the shares of our common stock issued in payment of such dividend except any shares required to be deducted on account of withholding taxes. In order to make such an election, we must cause to be filed and declared effective a registration statement permitting such sales on behalf of the holders of Convertible Preferred Stock. In addition, each holder must comply with the requirements set forth under “—Registration Rights” below.

If (i) we elect to deliver shares of our common stock to the dividend agent to sell such shares for cash on behalf of the holders of the Convertible Preferred Stock and a holder gives notice (as described above) of its election to receive such shares and not to have them sold on such holder’s behalf or (ii) we elect to cause the dividend agent to deliver shares of our common stock to holders of Convertible Preferred Stock, such shares will be treated as restricted securities, bear a legend to that effect and not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. Our obligation to register any such shares on behalf of holders of Convertible Preferred Stock is limited to those obligations set forth under “—Registration Rights.” In addition, each holder must comply with the requirements set forth under “—Registration Rights” below.

No fractional shares of common stock will be delivered to the holders of the Convertible Preferred Stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock, subject to our right to round up to the next highest whole number of shares the number of shares delivered in lieu of making such payment.

Unless all accrued, cumulated and unpaid dividends on the Convertible Preferred Stock for all past quarterly dividend periods shall have been paid in full, we will not:

•

declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

•

redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

•

declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

•

redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

When dividends are not paid in full upon the shares of Convertible Preferred Stock, as discussed above, all dividends declared on the Convertible Preferred Stock and any other Parity Stock shall be paid either (a) pro rata so that the amount of dividends so declared on the shares of Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (b) on another basis that is at least as favorable to the holders of the Convertible Preferred Stock entitled to receive such dividends.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference in the amount of $100.00 per share of the Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The statements of resolutions do not contain any provision requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Convertible Preferred Stock will have no voting rights except as set forth in the applicable statement of resolutions and our bylaws, as described below, or as otherwise required by Texas law from time to time.

In the event that dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are then exercisable, will be entitled at our next regular or special meeting of shareholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Convertible Preferred Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, our board of directors may, and upon written request of the holders of record of at least 25% of the outstanding Convertible Preferred Stock addressed to the chairman of our board shall, call a special meeting of the holders of the Convertible Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are then exercisable) for the purpose of electing the directors that such holders are entitled to elect. At any meeting held for the purpose of electing such a director, the presence in person or by proxy of the holders of at least a majority of the Convertible Preferred Stock shall be required to constitute a quorum of such Convertible Preferred Stock.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock and all other Parity Stock having similar voting rights that are then exercisable, voting as a single class, in person or by proxy, at an annual meeting of our shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, will be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our certificate of formation or the applicable statement of resolutions if the amendment would amend, alter or affect the powers, preferences or rights of the Convertible Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock. The statements of resolutions provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Convertible Preferred Stock, and will not be deemed to adversely affect the powers, preferences or rights of the holders of the Convertible Preferred Stock.

The number of votes that each share of Convertible Preferred Stock and any Parity Stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

Redemption

The Convertible Preferred Stock is not redeemable.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below), holders of the Convertible Preferred Stock have the right to convert the Convertible Preferred Stock, in whole or in part, into shares of our common stock at the conversion rate of 4.5045 shares of common stock per share of Convertible Preferred Stock (equivalent to an initial conversion price of approximately $22.20 per share of common stock), subject to adjustment as described under “—Anti-dilution Adjustments” below. The applicable conversion price at any given time will be computed by dividing the liquidation preference by the applicable conversion rate at such time.

In addition to the number of shares of common stock issuable upon conversion of each share of Convertible Preferred Stock at the option of the holder on the effective date of any conversion (herein referred to as the “conversion date”), each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted shares of Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the dividend payment date immediately preceding the conversion date (other than previously declared dividends on our Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock or a combination thereof, in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.” Except as described above and under “—Conversion upon Fundamental Change”, upon any optional conversion of our Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on our Convertible Preferred Stock.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Convertible Preferred Stock will not be deemed to be outstanding for any purpose and holders of Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Convertible Preferred Stock.

Conversion Upon Fundamental Change

If a fundamental change (as defined below) occurs, we will provide for the conversion of shares of the Convertible Preferred Stock by permitting holders to submit their shares of the Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined under “—Make-Whole Premium for Conversion upon a Fundamental Change”) and ending on the date that is 15 days after the effective date. Upon any such conversion, the holder will receive, for each share of Convertible Preferred Stock, the greater of:

•

(1) a number of shares of our common stock equal to the then-applicable conversion rate, plus (2) the make-whole premium, if any, described under “—Make-Whole Premium for Conversion upon a Fundamental Change”; and

•

a number of shares of our common stock calculated by dividing the liquidation preference by the greater of (i) the average of the daily VWAP (as defined under “—Mandatory Conversion”) of our common stock on each of the 10 consecutive trading days ending on the trading day immediately preceding the effective date of such fundamental change and (ii) $5.00.

In addition to the number of shares of common stock issuable upon conversion of each share of Convertible Preferred Stock at the option of the holder on any conversion date during the fundamental change conversion period, each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted shares of Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the dividend payment date immediately preceding the conversion date (other than previously declared dividends on our Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock (or publicly traded common stock of the acquiror (as defined below), if applicable) or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock (which shall also apply to any publicly traded common stock of the acquiror), set forth under “—Dividends.”

We will notify holders, at least 20 days prior to the anticipated effective date of such fundamental change, of the anticipated effective date of such transaction. In addition, if we elect to deliver some or all of the amount of accumulated and unpaid dividends in shares of our common stock (or publicly traded common stock of the acquiror, if applicable), such notice will indicate whether accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•

we consolidate with, merge with or into, another person, or any person consolidates with or merges with or into, us, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

•

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•

the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares;

•

during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be listed on The Nasdaq Global Select Market or the New York Stock Exchange.

However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof, and traded on The Nasdaq Global Select Market or the New York Stock Exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

“Publicly traded common stock” means shares of common stock that are listed on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or any of their respective successors, or will be so listed when issued or exchanged with the relevant fundamental change.

Our obligation to deliver the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the initial purchasers of and underwriters for the Convertible Preferred Stock.

Mandatory Conversion

At any time on or after October 1, 2014, if the daily VWAP of our common stock equals or exceeds 150% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-trading day period, we may at our option (by issuing a press release as provided below) cause the Convertible Preferred Stock to be automatically converted into a number of shares of our common stock for each share of the Convertible Preferred Stock equal to the then-applicable conversion rate. In connection with any such mandatory conversion, we must also pay converting holders any accumulated and unpaid dividends on their shares of the Convertible Preferred Stock. The amount payable in respect of such accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.”

“Daily VWAP” of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ATPG <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Trading day” means a day during which (i) trading in our common stock generally occurs on The Nasdaq Global Select Market or, if our common stock is not listed on The Nasdaq Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, or, if our common stock is not so listed, admitted for trading or quoted, any business day and (ii) there is no market disruption event. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Market disruption event” means (1) a failure by The Nasdaq Global Select Market or, if our common stock is not listed on The Nasdaq Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means any day that is scheduled to be a trading day. If our common stock is not so listed for trading or quotation on or by any exchange or quotation system, “scheduled trading day” means a business day.

To exercise the mandatory conversion right described above, we must issue a press release prior to the opening of business on the fifth trading day following any date on which the conditions described above are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Convertible Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Convertible Preferred Stock. The conversion date will be a date selected by us (which we will refer to as the “mandatory conversion date”) and will be no more than ten business days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Convertible Preferred Stock;

•	the number of shares of Convertible Preferred Stock to be converted;

•	whether we will pay accumulated dividends in cash, shares our common stock or a combination thereof; and

•	that dividends on the shares of Convertible Preferred Stock to be converted will cease to accrue on the mandatory conversion date.

On and after the mandatory conversion date, dividends will cease to accrue on the Convertible Preferred Stock called for a mandatory conversion and all rights of holders of such Convertible Preferred Stock will terminate, except for the right to receive our common stock issuable upon conversion thereof, any accumulated and unpaid dividends and cash in lieu of fractional shares pursuant to “—Fractional Shares” herein. The dividend payment with respect to Convertible Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Convertible Preferred Stock has been converted after such Record Date and prior to such Dividend Payment Date.

Make-Whole Premium for Conversion upon a Fundamental Change

As described under “—Conversion upon Fundamental Change,” holders who elect to convert shares of Convertible Preferred Stock during the fundamental change conversion period will receive, in addition to a number of shares of common stock issuable upon conversion of the Convertible Preferred Stock based on the then-applicable conversion rate, an additional number of shares of common stock for each share of Convertible Preferred Stock so converted (the “additional shares” or the “make-whole premium”) for each hypothetical stock price and effective date set forth in the applicable table below:

Stock Price on Effective Date

Series A Convertible Preferred Stock

Effective Date	$18.50	$20.00	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00
September 29, 2009	0.9009	0.8699	0.5005	0.3253	0.2247	0.1607	0.1172	0.0864	0.0639	0.0470	0.0344	0.0247
October 1, 2010	0.9009	0.8146	0.4645	0.3020	0.2094	0.1503	0.1100	0.0812	0.0601	0.0443	0.0323	0.0231
October 1, 2011	0.9009	0.7459	0.4115	0.2657	0.1847	0.1333	0.0982	0.0729	0.0542	0.0401	0.0293	0.0209
October 1, 2012	0.9009	0.6756	0.3354	0.2089	0.1444	0.1051	0.0784	0.0590	0.0445	0.0333	0.0246	0.0178
October 1, 2013	0.9009	0.6114	0.2298	0.1188	0.0768	0.0556	0.0421	0.0323	0.0249	0.0189	0.0142	0.0103
October 1, 2014 and thereafter	0.9009	0.5859	0.1310	0.0082	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Stock Price on Effective Date

Series B Convertible Preferred Stock

Effective Date	$18.50	$20.00	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00
June 20, 2011	0.9009	0.7653	0.4265	0.2759	0.1917	0.1381	0.1015	0.0752	0.0559	0.0413	0.0301	0.0215
October 1, 2011	0.9009	0.7459	0.4115	0.2657	0.1847	0.1333	0.0982	0.0729	0.0542	0.0401	0.0293	0.0209
October 1, 2012	0.9009	0.6756	0.3354	0.2089	0.1444	0.1051	0.0784	0.0590	0.0445	0.0333	0.0246	0.0178
October 1, 2013	0.9009	0.6114	0.2298	0.1188	0.0768	0.0556	0.0421	0.0323	0.0249	0.0189	0.0142	0.0103
October 1, 2014 and thereafter	0.9009	0.5859	0.1310	0.0082	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The number of additional shares will be determined by reference to the table above and is based on the date on which the fundamental change occurs (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the daily closing price per share of our common stock on each of the ten consecutive trading days up to but not including the effective date.

The stock prices set forth in the first row of the table (that is, the column headers) will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments.”

The exact stock price and effective dates may not be set forth on the table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the make-whole premium will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $120.00 per share (subject to adjustment as described above), then no make-whole premium amount will be paid; and

•	if the stock price is less than $18.50 per share (subject to adjustment as described above), then no make-whole premium amount will be paid.

Fractional Shares

No fractional common shares will be issued to holders of our Convertible Preferred Stock upon conversion. In lieu of any fractional common share otherwise issuable in respect of the aggregate number of shares of our Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

•

in the case of a fundamental change conversion or a mandatory conversion, the average of the daily closing price per common share on each of the ten consecutive trading days preceding the trading day immediately preceding the date of conversion; or

•	in the case of each conversion at the option of a holder, the closing price per common share determined as of the second trading day immediately preceding the effective date of conversion.

Notwithstanding the foregoing, we may elect to round up the number of shares of our common stock to be delivered upon conversion to the next highest whole number of shares in lieu of making such cash payment. If more than one share of our Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

The conversion rate will be adjusted if:

(1) We pay dividends (or other distributions) on our common stock in shares of common stock.

(2) We issue to all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price,” as defined below, of our common stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

(3) We subdivide, split or combine our common stock.

(4) We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clauses (1) or (3) above, any rights or warrants referred to in (2) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in which event the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by a fraction,

•	the numerator of which is the current market price per share of our common stock on the date fixed for determination, and

•

the denominator of which is the current market price per share of our common stock minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of the evidences of indebtedness, shares, securities, cash or other assets so distributed applicable to one share of common stock.

In the event that we make a distribution to all holders of our common shares consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which is the current market price per share of our common stock as of the fifteenth trading day after the “ex-date” for such distribution, plus the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the fifteenth trading day after the “ex-date” for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the average of the daily closing price of such securities on each of the five consecutive trading days ending on such fifteenth trading day), and the denominator of which is the current market price per share of our common stock, in each case as of the fifteenth trading day after the “ex-date” for such distribution.

(5) We make a distribution consisting exclusively of cash to all holders of our common stock, excluding (a) any cash that is distributed in a reorganization event (as described below) or as part of a distribution referred to in clause (4) above, (b) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, in which event, the conversion rate in effect immediately prior to the close of business on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which will be the current market price of our common stock on the date fixed for such determination; and

•	the denominator of which will be the current market price of our common stock on the date fixed for such determination less the amount per share of such dividend or distribution.

(6) We or any of our subsidiaries successfully complete a tender or exchange offer for our common stock that involves the payment of consideration with a value per share of our common stock exceeding the current market price per share of our common stock on the last trading day immediately succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate in effect immediately prior to the opening of business on the eighth trading day after the date of expiration of the tender or exchange offer will be divided by a fraction:

•

the numerator of which shall be equal to (A) the product of (I) the current market price per share of our common stock on the seventh trading day after the date of expiration of the tender or exchange offer multiplied by (II) the number of shares of common stock outstanding (including any shares validly tendered and not withdrawn) at such time less (B) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the shares of common stock purchased in such tender or exchange offer, and

•

the denominator of which will be the product of the number of shares of common stock outstanding (including any shares validly tendered and not withdrawn) less the number of all shares validly tendered and not withdrawn as of the expiration time and the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer.

(7) To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Convertible Preferred Stock, holders of Convertible Preferred Stock will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The “current market price” is the average of the daily closing price per share of our common stock on each of the five consecutive trading days preceding the earlier of the day preceding the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the fixed conversion rate for the purposes of clause (4) in the event of a spin-off, the “current market price” per share of our common stock means the average of the daily closing price on each of the first ten consecutive trading days commencing on and including the fifth trading day following the “ex-date” for such distribution.

In the event of (a) any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person), (b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, (c) any reclassification of our common stock into securities including securities other than our common stock, or (d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) (herein referred to as “reorganization events”), each share of Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Convertible Preferred Stock into common stock immediately prior to such reorganization event. For purposes of the foregoing, the type and amount of consideration that a holder of Convertible Preferred Stock would have been entitled to receive as a holder of our common stock in the case of any reorganization event or other transaction that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason.

In the event of a taxable distribution to holders of our common stock or other transaction that results in an adjustment of the conversion rate or an increase in the conversion rate in our discretion, holders of Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding the foregoing, we will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) on the conversion date for any Convertible Preferred Stock and (ii) prior to determining the amount of any dividend payable by us.

No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the Convertible Preferred Stock—if such assets or securities are convertible, exchangeable, or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Convertible Preferred Stock.

The conversion rate will not be adjusted:

(a) upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock were first issued;

(d) for a change in the par value or no par value of our common stock; or

(e) for accrued, cumulated and unpaid dividends.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Registration Rights

If we wish to elect to deliver shares of our common stock payable in respect of a dividend to the dividend agent on behalf of the holders of the Convertible Preferred Stock for sale for cash on behalf of such holders, as a condition to such election, the registration statement of which this prospectus forms a part (the “WKSI Registration Statement”) or another shelf registration statement covering resales of such shares pursuant to Rule 415 under the Securities Act must be effective at the time of the delivery of such shares in respect of the applicable dividend.

“Registrable securities” means with respect to any shares of common stock issued in payment of a dividend on the Convertible Preferred Stock, such shares of common stock until the earliest of (i) their effective registration under the Securities Act and the resale of such shares in accordance with a shelf registration statement or (ii) the date on which such shares are freely transferable by persons who are not our affiliates without registration under the Securities Act.

To the extent shares of common stock issued as payments of a dividend, including dividends paid in connection with a conversion of Convertible Preferred Stock, and delivered to holders of Convertible Preferred Stock would not be freely transferable under the Securities Act by a holder of Convertible Preferred Stock who is not an affiliate of ours, we will, to the extent the WKSI Registration Statement is not then effective, use commercially reasonable efforts to file and maintain the effectiveness of another shelf registration statement covering resales of such shares until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradeable without registration. In connection with any such shelf registration statement, the provisions described below, including our right to suspend use of the registration statement, shall apply.

In the statement of resolutions for the Series B Convertible Preferred Stock, we agreed for the benefit of the holders of the Series B Convertible Preferred Stock that we would:

•

file the WKSI Registration Statement, covering resales (either directly by holders of Convertible Preferred Stock or by the dividend agent of behalf of such holders) of any shares of common stock delivered as payment of dividends in respect of Convertible Preferred Stock; and

•

subject to our right to suspend use of the WKSI Registration Statement (as described below), use commercially reasonable efforts to keep the WKSI Registration Statement effective until the third anniversary of the filing thereof (and, if at such third anniversary, or at the third anniversary of the filing of any successor automatically effective shelf registration statement, any shares of common stock delivered as payment of a dividend are not then freely transferable without registration by holders thereof that are not our affiliates, we will, on or prior to each such anniversary, file a new registration statement covering resales of such shares).

In addition, if we elect to pay all or any portion of any dividend on the Convertible Preferred Stock in the form of common stock, we will, prior to or substantially concurrently with the payment of each such dividend, update the WKSI Registration Statement (including by filing a report under the Exchange Act incorporated by reference in the related prospectus supplement) so that it accurately identifies each holder of Convertible Preferred Stock and the number of shares of common stock beneficially owned (or to be beneficially owned) by such holder and covered by such registration statement in order to permit each such holder (or the dividend agent, on such holder’s behalf) to deliver the prospectus to purchasers of such common stock (subject to our right to suspend the use of the WKSI Registration Statement as described below). The dividend notice relating to each such dividend will be accompanied by a questionnaire to be completed and delivered to us prior to the Dividend Payment Date, and, notwithstanding the foregoing, we will not be obligated to identify any such holder in the WKSI Registration Statement if that holder does not timely return such completed questionnaire to us. If, at the third anniversary of the filing of any WKSI Registration Statement, there are no outstanding shares of common stock delivered as payment of a dividend that are not then freely transferable without registration by holders thereof that are not our affiliates, but we thereafter elect to declare all or any portion of a dividend on the Convertible Preferred Stock in the form of common stock, we will file and use commercially reasonable efforts to keep effective a new automatically effective shelf registration statement or another shelf registration statement in accordance with the procedures set forth herein.

With respect to each such dividend, any holder that is not identified in the registration statement of which this prospectus forms a part that does not timely complete and deliver a questionnaire as set forth in the instructions accompanying such questionnaire or provide any additional information that we reasonably request will not be named as a selling securityholder in the related amendment, supplement or new registration statement and therefore will not be permitted to sell any shares of common stock pursuant to such registration statement. In addition, we cannot assure you that we will be able to timely file, cause to be declared effective or keep effective any such registration statement for the required period. Further, we will be permitted to suspend the effectiveness of the registration statement of which this prospectus forms a part or the use of this prospectus during specified periods (not to exceed 15 days in any fiscal quarter or 30 days in the aggregate in any 12-month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of Convertible Preferred Stock of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the WKSI Registration Statement:

•	the holder will be required to be named as a selling securityholder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•

the holder will be bound by the provisions of the statement of resolutions which are applicable to the holder (including indemnification obligations and the suspension of sales during any applicable suspension period).

We will pay all expenses of the WKSI Registration Statement, provide to each registered holder copies of this prospectus, notify each registered holder when the WKSI Registration

Statement (including amendments and supplements thereto) becomes effective and take other actions that are required to permit, subject to the foregoing, registered resales of the shares of common stock delivered as payment of dividends on the Convertible Preferred Stock.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

The following summary is a description of certain United States federal income and estate tax consequences relating to the purchase, ownership and disposition of our common stock by non-U.S. holders. The discussion is for general information only and does not consider all aspects of federal income and estate taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of such holder’s personal circumstances. In particular, this discussion does not address the federal income tax consequences of ownership of our common stock by investors that do not hold the stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt investors;

•	partnerships or other pass-through entities and investors in such entities;

•	United States expatriates;

•	regulated investment companies, banks, thrifts, insurance companies or other financial institutions;

•	persons that hold the common stock as a position in a straddle or as part of a synthetic security or hedge, conversion transaction or other integrated investment;

•	investors that have a functional currency other than the U.S. dollar;

•	persons subject to U.S. federal alternative minimum tax; and

•	investor that are “controlled foreign corporations” or “passive foreign investment companies.”

Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. income or estate tax laws or state and local tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal gift tax law.

Except as otherwise modified for United States federal estate tax purposes, you are a “non-U.S. holder” of our common stock if you are a beneficial owner of the stock and are not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a United States person.

The treatment of a partner in an entity treated as a partnership for United States federal income tax purposes that holds our common stock generally will depend on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the purchase of our common stock should consult their independent tax advisors.

As described in more detail below, the U.S. federal income tax consequences to a non-U.S. holder conducting a trade or business in the U.S. will depend on whether the income or gain at issue is effectively connected with the conduct of such U.S. trade or business.

This summary is based upon the Code, existing and proposed federal income tax regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock. Any such change may adversely affect a non-U.S. holder.

If you are considering the purchase of our common stock, you should consult an independent tax advisor regarding the application of United States federal income and estate tax laws, as well as other federal tax laws and the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Dividend Distributions

Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock (determined on a share by share basis), and thereafter will be treated as gain realized on the sale or other disposition of our common stock as described below under “Sale, exchange, redemption or other disposition of stock.”

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and disclosure requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

Sale, Exchange, Redemption or other Disposition of Stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of shares of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

We believe that we are currently a “United States real property holding corporation” for United States federal income tax purposes and it is likely that we will remain one in the future. However, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held more than 5% of our common stock (a “greater-than- five percent shareholder”) at any time during the shorter of (i) the five year period preceding the date of disposition or (ii) the holder’s holding period will be subject to U.S. federal income tax on the disposition of our common stock. A greater-than- five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to non-U.S. holders on shares of our common stock and the amount of tax we withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non- U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding tax (currently at a rate of 28%) on dividends the holder receives on shares of our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-United States person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a United States broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a United States office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker of the holder’s status as a non-United States person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non- U.S. holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Federal Estate Tax

Common stock held by an individual non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

SELLING SHAREHOLDERS

We originally issued the Series A Convertible Preferred Stock on September 29, 2009 in a private placement to Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Canaccord Adams Inc., Pritchard Capital Partners, LLC and SMH Capital, Inc., whom we refer to as the initial purchasers. The initial purchasers then resold the preferred stock in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the initial purchasers reasonably believed to be “qualified institutional buyers”, as defined in Rule 144A under the Securities Act, in compliance with Rule 144A. We originally issued the Series B Convertible Preferred Stock on June 20, 2011 in a public offering. This prospectus relates to sales either by the holders of the Convertible Preferred Stock or the transfer agent for the Convertible Preferred Stock, on behalf of the holders of the Convertible Preferred Stock, of common stock that may be issued to such holders or the transfer agent in connection with the payment of dividends on the Convertible Preferred Stock as described below under “Plan of Distribution” and covered by this prospectus. The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the registration rights granted in connection with the original issue of the Convertible Preferred Stock to afford the holders of the Convertible Preferred Stock, or the transfer agent on their behalf, the opportunity to sell shares of common stock, which may be issued in connection with the payment of dividends on the Convertible Preferred Stock, in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the Convertible Preferred Stock must provide information about itself and the securities it is selling as required under the Securities Act.

Shares of our common stock delivered to the transfer agent for this purpose will be owned beneficially by the holders of the Convertible Preferred Stock upon delivery to the transfer agent, and the transfer agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders. Because we do not know the number of shares of our common stock, if any, which will be delivered to the transfer agent, and because the holders of the Convertible Preferred Stock may change from time to time, we cannot predict the number of shares of our common stock held by the holders of the Convertible Preferred Stock prior to this offering, to be offered or to be held by the holders of the Convertible Preferred Stock upon termination of this offering nor can we predict whether any holder of the Convertible Preferred Stock has, or within the past three years has had, any position, office or other material relationship with us or any predecessors or affiliates. To the extent that this prospectus is used by any holder of Convertible Preferred Stock to resell any of our common stock, information with respect to the selling shareholder and the plan of distribution will be contained in a supplement to this prospectus.

PLAN OF DISTRIBUTION

Holders of Convertible Preferred Stock or the transfer agent for the Convertible Preferred Stock, on behalf of the holders of the Convertible Preferred Stock, may from time to time sell common stock issued to such holders or the transfer agent and covered by this prospectus, for cash to pay dividends on the Convertible Preferred Stock. We have appointed American Stock Transfer & Trust Company, which we refer to as the transfer agent, as the transfer agent for our Convertible Preferred Stock. The transfer agent has agreed to procedures concerning the sale of shares of our common stock that may be delivered to it by us for these purposes.

Pursuant to these procedures, if we elect to pay all or a portion of a dividend in the form of shares of our common stock, we will deliver such shares to holders of the Convertible Preferred Stock or the transfer agent or another agent (in such capacity, the “dividend agent”) on behalf of the holders of the Convertible Preferred Stock prior to the applicable payment date and will instruct, at our sole option, the dividend agent to either:

•	sell such shares for cash on behalf of the holders of the Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes; or

•	deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes.

If we elect to deliver shares to the transfer agent on behalf of the holders of the Convertible Preferred Stock for sale for cash on behalf of such holders, the transfer agent will serve as the designated agent of the holders of the Convertible Preferred Stock in making such sales. If we so elect, any shares delivered to the transfer agent will be owned beneficially by the holders of the Convertible Preferred Stock upon delivery to the transfer agent, and the transfer agent will hold such shares and the net cash proceeds from the sale of such shares for the exclusive benefit of the holders. We will provide instructions for the transfer agent to effect the sales in accordance with the foregoing procedures and indicating the applicable payment date and any specific instructions regarding the manner of sale of the shares of common stock which may include restrictions with respect to the sale including maximum and minimum sale prices, limit instructions, sale scheduling, sale blackout periods, commissions and brokerage fees. We may revoke or amend these instructions at any time by notice to the transfer agent.

The transfer agent will conduct sales of the shares of our common stock so delivered, in accordance with our instructions. Subject to our instructions, sales may be effected on any United States national or regional securities exchange or market on which our common stock is listed or admitted for trading and the transfer agent may engage brokers or other agents, which may be affiliated with the transfer agent and which may receive customary compensation in the form of fees or commissions, to effect sales. In effecting the sales, the transfer agent will act as agent for the holders of the Convertible Preferred Stock. See “Description of the Preferred Stock—Dividends,” above.

The selling shareholders, the transfer agent and any brokers, dealers or agents who participate in the distribution of the securities covered by this prospectus may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling shareholders or the transfer agent may be deemed to be underwriters, the selling shareholders or the transfer agent may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling shareholders or the transfer agent are deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

The securities offered hereby may be sold from time to time by, as applicable, the selling shareholders and, subject to our instructions, the transfer agent or, to the extent permitted, by pledgees, donees, transferees or other successors in interest including by disposal from time to time in one or more transactions through any one or more of the following, as appropriate:

•	a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

•	in transactions otherwise than in the over-the-counter market;

•	through the writing of put or call options on the securities;

•	short sales of the securities and sales to cover the short sales;

•

the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

•	the distribution of the securities by any selling shareholder to its partners, members or shareholders;

•

sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or successors in interest or from the purchasers of the shares for whom they may act as agent; and

•	a combination of any of the above.

Sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

Upon being notified by a selling shareholder or the transfer agent that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholders or the transfer agent, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

To our knowledge, there are currently no agreements, arrangements or understandings between any selling shareholders, the transfer agent, and any broker, dealer, agent or underwriter regarding the sale by any selling shareholder or the transfer agent of shares of common stock covered by this prospectus. Under the securities laws of some states, the securities may be sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling shareholders, the transfer agent, and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders, the transfer agent, and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Under the terms of the registration rights in the statements of resolutions, holders of securities covered by this prospectus, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. Under the terms of our agreements with the transfer agent referenced above, we have agreed to indemnify the transfer agent against certain liabilities arising in connection with the services rendered by it under the agreements.

Under the terms of the registration rights in the statements of resolutions, we have also agreed to pay substantially all of the expenses in connection with the registration of the common stock other than underwriting discounts, if any, and commissions and transfer taxes, if any, relating to the sale or disposition by the selling shareholders of their securities covered by this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Jackson Walker L.L.P., Houston, Texas. In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement, the validity of the securities will be passed on for any underwriters or agents by such counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT PETROLEUM ENGINEERS

The information included in or incorporated by reference into this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves and present values of proved reserves as of December 31, 2010 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P. and Collarini Associates, each independent petroleum engineers. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firms as experts in these matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses, other than the underwriting discounts and commissions, payable by us in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee	$(1)
Printing and Engraving Expenses	$(2)
Legal Fees and Expenses	$(2)
Accounting Fees and Expenses	$(2)
Miscellaneous	$(2)
Total	$(2)

(1)	Applicable SEC registration fees have been deferred in accordance with Rules 456(b) and 457(r) of the Securities Act and are not estimable at this time.
(2)	The amount of these expenses is not presently known.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2.101(16) and Section 8.101 of the Texas Business Organizations Code and Article VI of the Third Amended and Restated Bylaws of ATP Oil & Gas Corporation (the “Company”) provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaws provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

Additionally, Article Eleven of the Company’s Amended and Restated Certificate of Formation provides that a director of the Company is not liable to the Company for monetary damages for any act or omission in the director’s capacity as director, except that Article Eleven does not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of such director’s duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or which involves intentional misconduct or knowing violation of law, (iii) a transaction from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office and (iv) an act or omission for which liability is expressly provided by an applicable statute.

Article Eleven also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Eleven shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

ITEM 16.	EXHIBITS.

Exhibit Number	Description of Exhibit

1.1	Form of underwriting agreement or placement agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

3.1	Amended and Restated Certificate of Formation, incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K of ATP Oil & Gas Corporation (“ATP”) filed on June 10, 2010.

3.2	Third Amended and Restated Bylaws of ATP, incorporated by reference to Exhibit 3.1 of ATP’s Current Report on Form 8-K filed December 15, 2009.

Exhibit Number	Description of Exhibit

4.1	Rights Agreement dated October 11, 2005 between ATP and American Stock Transfer & Trust Company, as Rights Agent, specifying the terms of the Rights, which includes the form of Statement of Designations of Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C, incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 14, 2005.

4.2	Specimen of Common Stock certificate incorporated by reference to Exhibit 4.1 of ATP’s registration statement No. 333-46034 on Form S-1.

4.3	Statement of Resolutions with respect to 8% Convertible Preferred Stock and related form of convertible preferred stock certificate, incorporated by reference to Exhibits 4.4 of ATP’s Registration Statement on Form S-3, Registration No. 333-162574, filed on October 19, 2009.

4.4	Statement of Resolutions with respect to 8% Convertible Preferred Stock, Series B, and related form of convertible preferred stock certificate, incorporated by reference to Exhibits 3.1 and 4.1, respectively, of ATP’s Current Report on Form 8-K filed June 21, 2011.

5.1	Legal Opinion of Jackson Walker L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ryder Scott Company, L.P.

23.3	Consent of Collarini Associates.

23.4	Consent of Jackson Walker L.L.P. (see Exhibit 5.1).

24.1	Power of Attorney (see signature page of this Registration Statement).

ITEM 17.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that:

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 30, 2011.

ATP OIL & GAS CORPORATION

By:	/s/ Albert L. Reese Jr.
Albert L. Reese Jr. Chief Financial Officer

We the undersigned officers and directors of ATP Oil & Gas Corporation hereby, severally constitute and appoint Albert L. Reese Jr., John E. Tschirhart and Keith R. Godwin, and each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, this Registration Statement on Form S-3 filed herewith and any amendments (including post-effective amendments) to this Registration Statement and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable ATP Oil & Gas Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 30th day of June, 2011.

Signature	Title

/s/ T. Paul Bulmahn
T. Paul Bulmahn	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Albert L. Reese Jr.
Albert L. Reese Jr.	Chief Financial Officer (Principal Financial Officer)

/s/ Keith R. Godwin
Keith R. Godwin	Chief Accounting Officer (Principal Accounting Officer)

/s/ Chris A. Brisack
Chris A. Brisack	Director

/s/ Arthur H. Dilly
Arthur H. Dilly	Director

/s/ Gerard J. Swonke
Gerard J. Swonke	Director

/s/ Brent M. Longnecker
Brent M. Longnecker	Director

Walter Wendlandt	Director

Signature	Title

/s/ Burt A. Adams
Burt A. Adams	Director

/s/ George R. Edwards
George R. Edwards	Director

Robert J. Karow	Director

Exhibit Number	Description of Exhibit

1.1	Form of underwriting agreement or placement agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

3.1	Amended and Restated Certificate of Formation, incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K of ATP Oil & Gas Corporation (“ATP”) filed on June 10, 2010.

3.2	Third Amended and Restated Bylaws of ATP, incorporated by reference to Exhibit 3.1 of ATP’s Current Report on Form 8-K filed December 15, 2009.

4.1	Rights Agreement dated October 11, 2005 between ATP and American Stock Transfer & Trust Company, as Rights Agent, specifying the terms of the Rights, which includes the form of Statement of Designations of Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C, incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 14, 2005.

4.2	Specimen of Common Stock certificate incorporated by reference to Exhibit 4.1 of ATP’s registration statement No. 333-46034 on Form S-1.

4.3	Statement of Resolution with respect to 8% Convertible Preferred Stock certificate and related form of preferred stock incorporated by reference to Exhibit 4.4 of ATP’s Registration Statement on Form S-3, Registration No. 333-162574, filed on October 19, 2009.

4.4	Statement of Resolutions with respect to 8% Convertible Preferred Stock, Series B, and related form of convertible preferred stock certificate, incorporated by reference to Exhibits 3.1 and 4.1, respectively, of ATP’s Current Report on Form 8-K filed June 21, 2011.

5.1	Legal Opinion of Jackson Walker L.L.P.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ryder Scott Company, L.P.

23.3	Consent of Collarini Associates.

23.4	Consent of Jackson Walker L.L.P. (see Exhibit 5.1).

24.1	Power of Attorney (see signature page of this Registration Statement).